Exhibit 99.c(3)

Project SWAN Discussion Materials for the Special Committee of the Board of Directors June 01, 2025

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Today’s Agenda for Discussion 3 Confidential Update on Recent Activity Review of Advent Proposal SWAN Historical Trading Activity Preliminary Valuation Benchmarks Discussion Regarding Potential Next Steps I 3 II. V 5 . Timeline Considerations I 2 I. I 1 . I 4 V. V 6 I.

Confidential

Review of Advent Proposal

Valuation Summary

Offer Price Per Share	**$43.50**
Diluted Shares Outstanding [(1)]	56.667
Equity Value	**$2,465.0**
Plus: Series B Debentures [(2)]	19.8
Less: Cash[(2)]	(205.9)
Implied Enterprise Value	**$2,278.9**

Metric	SWAN Statistics	Enterprise Value Multiple
CY 2025E Adj. EBITDA – Consensus [(3)]	$108.1	21.1x
CY 2026E Adj. EBITDA – Consensus [(3)]	$121.9	18.7x

Implied Premiums [(4)]

		As of May 30, 2025	
Premium to:	**Date**	**Price**	**Premium**
One Day Prior	5/29/2025	$28.64	51.9%
One Week Prior	5/23/2025	27.61	57.6%
One Month Prior	4/30/2025	27.39	58.8%
60 Days Prior	3/31/2025	27.09	60.6%
90 Days Prior	3/1/2025	27.58	57.7%
180 Days Prior	12/1/2024	27.33	59.2%
One Year Prior	5/30/2024	33.62	29.4%

Source: SEC filings and FactSet as of May 30, 2025.

(1) Diluted Shares outstanding calculated based on 55,894,474 Common Shares outstanding, 1,774,000 options at weighted avg. strike price of $25.13 and 23,143 RSUs as of April 7, 2025 per management.

(2) Per SWAN's balance sheet as of March 31, 2025.

(3) Represents Wall Street Consensus estimates. Consensus EBITDA estimate is adjusted to remove the burden of capitalize software expense.

(4) Premium calculated based on the Advent's offer of $43.50 per share compared to SWAN's closing share price per FactSet on dates noted. Days prior based on calendar days.

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Confidential

SWAN – Share Price Performance Since 2021



(Price / Share)
(Volume in '000)
Advent Offer: $43.50(1)
$45.00
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
1,600
1,400
1,200
1,000
800
600
400
200
0
$28.70
1/1/21
5/27/21
10/20/21
3/16/22
8/9/22
1/2/23
5/29/23
10/20/23
3/15/24
8/9/24
1/3/25
5/30/25
Volume
SWAN

($ in M, except per share data)

Public Market Overview [2]	
Current Share Price (5/29/2025)	$28.70
Fully Diluted Shares Outstanding	56.162
Equity Value	**$1,611.8**
Plus: Net Debt / (Cash)	(186.1)
Enterprise Value	**$1,425.8**

Valuation [3]	
EV / 2025 Consensus Revenue	2.5x
EV / 2025 Consensus Adj. EBITDA - Cap. Soft.	14.1x
EV / 2025 Consensus Adj. EBITDA	13.2x

SWAN Share Price Performance	
1 Week % Change	3.9%
1 Month % Change	4.8%
3 Month % Change	4.1%
6 Month % Change	5.0%
12 Month % Change	(14.6%)

Average Volume	ADTV	VWAP
10 Trading Days	124,769	$28.19
30 Trading Days	173,128	27.90
90 Trading Days	178,957	26.92
180 Trading Days	159,648	28.27
Last 12 Months	146,348	30.18

Source: Factset, SEC filings and management reports as of May 30, 2025.
(1) Represents Advent's offer as of May 20, 2025.
(2) Diluted Shares outstanding calculated based on 55,894,474 Common Shares outstanding, 1,774,000 options at weighted avg. strike price of $25.13 and 23,143 RSUs as of April 7, 2025 per management.
(3) 2025 Wall Street Consensus Revenue of $571M, Consensus Adj. EBITDA – Cap. Soft. of $101.0M, and Consensus Adj. EBITDA of $108.1M; SWAN reported Adj. EBITDA figure (and basis for consensus) burdens earnings for capitalized software expense.

William Blair | 5

Historical Trading Histogram 6 Sources: Capital IQ and FactSet as of May 30, 2025. Note: Assumes daily volume traded at the average of the intraday high and low price for each day across the time period represented. (1) Represents Advent’s offer as of May 20, 2025. Last Twelve Months Last Three Years  38.9 million shares traded over the last twelve months – ~1.3x total float  Average daily trading value: $4.7 million (average of 155K shares)  111.8 million shares traded over the last three years – ~3.6x total float  Average daily trading value: $4.0 million (average of 149K shares) Current Price $28.70 Offer Price (1) $43.50 Confidential 9.3% 55.6% 5.2% 20.5% 9.4% $22.00 - $26.00 $26.00 - $30.00 $30.00 - $34.00 $34.00 - $38.00 $38.00 - $42.00 14.9% 27.5% 40.5% 10.8% 6.3% $16.00 - $21.00 $21.00 - $26.00 $26.00 - $31.00 $31.00 - $36.00 $36.00 - $41.00 Current Price $28.70 Offer Price (1) $43.50

50.0x 45.0x 40.0x 35.0x 30.0x 25.0x 20.0x 15.0x 10.0x 5.0x 0.0x May - 22 Aug - 22 Nov - 22 Feb - 23 May - 23 Aug - 23 Nov - 23 Feb - 24 May - 24 Aug - 24 Nov - 24 Feb - 25 May - 25 SWAN (Consensus) Insurance Software Peers Software Financial Profile Peers Multiple Evolution Over Time 7 Sources: FactSet as of May 30, 2025. Confidential EV / NTM Adj. EBITDA – Last Twelve Months Selected Public Companies Median EV / NTM Adj. EBITDA Company / Selected Public Companies Current 1 - Year 3 - Year SWAN 12.5x 12.6x 12.2x Insurance Software Peers 16.0x 17.7x 19.1x Software Financial Profile Peers 14.4x 15.6x 21.3x Insurance Software Peers Software Financial Profile Peers 16.0x 14.4x 12.5x

Selected Wall Street Analyst Perspectives 8 Sources: Wall Street equity research and FactSet as of May 30, 2025. (1) Current share price of $28.70 as of May 30, 2025. Confidential Valuation Methodology 2026E Adj. EBITDA 2025E Adj. EBITDA 2026E Revenue 2025E Revenue Premium to Current (1) Price Target Rating Date Recommendation Firm EV / FY26E EBITDA multiple $108 $100 $613 $576 22.0% $35.00 May 9, 2025 Buy EV / FY26E Revenue 108 99 616 576 8.0% $31.00 May 8, 2025 Underweight 20x 2025E EPS estimate of $1.42 N/A N/A N/A N/A (2.4%) $28.00 May 9, 2025 Hold DCF analysis assuming 11% WACC and 3% terminal growth rate 116 105 585 557 (9.4%) $26.00 April 8, 2025 Hold DCF analysis assuming 13% WACC and 2% terminal growth rate 122 102 633 577 (9.4%) $26.00 May 8, 2025 Underweight N/A 114 101 612 575 N/A N/A May 9, 2025 Market Perform 4.5% $30.00 Consensus – Median Selected SWAN Wall Street Analyst Perspectives

Selected Public Companies Analysis 9 Sources: FactSet, SEC filings and Wall Street consensus estimates as of May 30, 2025. Methodologies and Assumptions  Identified eight publicly traded companies: three Insurance Software peers with similar business profiles, and five software financial profile peers with similar financial profile that William Blair deemed relevant  Calculated relevant operating and financial metrics and the following relevant multiples and compared them to the similar multiples for SWAN at the current enterprise value and implied transaction value: – Enterprise Value / CY 2025E Adj. EBITDA – Enterprise Value / CY 2026E Adj. EBITDA Selected Public Companies ($ in millions) Confidential 51.7x 73.7x $17,756 $18,056 15.0x 16.7x 7,079 6,194 12.6x 14.0x 482 523 12.6x 14.0x $482 $523 Min. 15.0x 16.7x 7,079 6,194 Median 26.4x 34.8x 8,439 8,258 Mean 51.7x 73.7x 17,756 18,056 Max Software Financial Profile Peer s 17.6x 19.4x $6,864 $7,194 23.3x 29.0x 3,409 3,272 13.7x 14.9x 2,862 2,967 8.0x 9.2x 2,184 2,022 10.5x 11.5x 1,338 1,458 8.0x G.2x $1,338 $1,458 Min. 13.7x 14.Gx 2,862 2,967 Median 14.6x 16.8x 3,331 3,383 Mean 23.3x 2G.0x 6,864 7,194 Max Enterprise Value / Company Equity Value Enterprise Value CY 2025E Adj. EBITDA CY 2026E Adj. EBITDA Insurance Software

Selected Public Companies Performance Metrics 10 Sources: FactSet, SEC filings and Wall Street consensus estimates as of May 30, 2025. (1) SWAN consensus 2024 – 2026 revenue CAGR of 6.1% is not pro forma for 2025 acquisitions. CY 2024A – CY 2026E Revenue CAGR Selected Public Companies SWAN Consensus (1) Peer Median: 7.6% Insurance Software Peers Median: 10.2% Software Financial Profile Peers Median: 7.0% Confidential 2.4% revenue growth CAGR for 2024 - 2026 after pro forma for recent acquisitions 6.1% 17.3% 10.2% 6.0% 9.7% 8.2% 7.0% 6.9% 4.5%

18.9% 40.3% 21.6% 19.4% 30.4% 23.5% 20.7% 20.3% 19.5% Selected Public Companies Performance Metrics (Cont’d) 11 Sources: FactSet, SEC filings and Wall Street consensus estimates as of May 30, 2025. (1) SWAN’s consensus EBITDA estimate is adjusted to remove the burden of capitalize software expense. CY 2025E Adj. EBITDA Margin Selected Public Companies CY 2026E Adj. EBITDA Margin Selected Public Companies SWAN Consensus (1) SWAN Consensus (1) Peer Median: 21.2% Insurance Software Peers Median: 21.6% Software Financial Profile Peers Median: 20.7% Peer Median: 23.7% Insurance Software Peers Median: 24.2% Software Financial Profile Peers Median: 23.3% Confidential 20.0% 41.2% 24.2% 22.6% 31.3% 24.1% 23.3% 21.8% 20.3%

11.7x 18.7x 51.7x 15.0x 12.6x 23.3x 17.3x 13.7x 10.5x 8.0x 13.2x 21.1x 73.7x 16.7x 14.0x 29.0x 19.0x 14.9x 11.5x 9.2x Selected Public Companies Valuation Metrics 12 Sources: FactSet, SEC filings and Wall Street consensus estimates as of May 30, 2025. (1) SWAN’s consensus EBITDA estimate is adjusted to remove the burden of capitalize software expense. (2) Implied multiple based on the Advent International’s May 20, 2025 inbound offer of $43.50 per share. EV / CY 2025E Adj. EBITDA Selected Public Companies EV / CY 2026E Adj. EBITDA Selected Public Companies Peer Median: 15.8x Insurance Software Peers Median: 16.7x Software Financial Profile Peers Median: 14.9x Peer Median: 14.3x Insurance Software Peers Median: 15.0x Software Financial Profile Peers Median: 13.7x Confidential SWAN Consensus (1) SWAN Implied Multiple (2) SWAN Consensus (1) SWAN Implied Multiple (2)

Selected M&A Transactions Sources: FactSet and SEC filings as of May 30, 2024. (1) Represents 2020 revenue and adj. EBITDA as outlined on page 49 of 8 - K filed by CCC Information Services Inc. on February 3, 2021. (2) Represents 2021E revenue and EBITDA per the investor presentation filed by Roper Technologies on August 13, 2020. 13 EV / LTM Adj. EBITDA EV / LTM Revenue Enterprise Value ($m) Acquirer Target Announcement Date NMF 7.6x $2,346 Jan - 23 12.1x 4.0x $7,376 Feb - 21 34.1x (1) 11.8x (1) $7,049 Feb - 21 18.4x (2) 9.1x (2) $5,350 Aug - 20 37.7x 4.6x $678 Jul - 20 12.1x 4.0x $678 Min 25.6x 7.4x $4,559 Mean 26.3x 7.6x $5,350 Median 37.7x 11.8x $7,373 Max ($ in millions) Confidential SWAN (at offer of $43.50 per share ) $2,279 4.2x 20.6x

M&A Premiums Paid Analysis Sources: Dealogic transaction data through May 30, 2025. Premiums data as of May 30, 2025. Market data as of May 30, 2025. (1) Implied premiums based on offer price of $43.50 per share. 14 Methodologies and Assumptions  William Blair analyzed 439 public North America target transactions across all industries with transaction equity values between $1.0B - $4.0B that were announced since January 1, 2015.  William Blair compared the price of each transaction to the closing price of the target stock one day, one week and one month prior to the announcement of the transaction  William Blair then compared the range of premiums calculated from that universe to the premiums implied by the proposed Transaction Confidential Implied Premium Premiums Paid Data Percentile Period @ $43.50/share 10th 20th 30th 40th 50th 60th 70th 80th 90th 74.3% 49.7% 35.2% 25.6% 19.1% 15.4% 9.6% 5.3% (0.1%) 51.9% One Day Prior 75.7% 50.1% 37.0% 29.1% 21.7% 17.8% 12.6% 7.8% (0.8%) 57.6% One Week Prior 86.6% 56.6% 43.9% 34.9% 28.6% 23.2% 17.4% 11.0% (0.8%) 58.8% One Month Prior

Confidential

Potential Illustrative Go-forward Timeline with Advent

Timeline subject to information availability and timing of Special Committee's decision regarding next steps

Illustrative Diligence Workplan and Timeline to Signing[1]

		Week of 01-Jun	Week of 09-Jun	Week of 16-Jun	Week of 23-Jun	Week of 30-Jun
Due Diligence Workstreams	Commercial					
	Tech / IT / Cyber					
	Warm Customer Introductions					
	Financial					
	Tax / Structuring					
	Legal / IP					
	Compliance					
	Insurance					
	ESG					
Key Meetings / Due Diligence Sessions	Commercial	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	***In-Person Diligence Session***	
	Tech / IT / Cyber	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*		
	Financial	*Diligence Calls with Mgmt.*	*Diligence Calls with Mgmt.*			
	Tax			*Diligence Calls with Mgmt.*		
	Legal			*Diligence Calls with Mgmt.*		
Key Milestones	Data Access Period	***30-Day diligence period post data receipt***				
	Lender Process					
	Transaction Documents					
	Target Signing					

Special Committee Meeting
June 1

Potential Follow-up Special Committee Meeting
Week of June 9

Pre-Signing Special Committee Meeting

William Blair 15

(1) Per diligence workplan received from Advent on May 22, 2025.

Timeline From Signing to Closing 16 Confidential • SWAN directors’ meeting • Execute merger agreement and related agreements • FORTY delivers written consent and support agreements following execution of the merger agreement • Issue press release and file with SEC • FORTY files Schedule 13G/A Announcement (“A”) • Prepare and file with the Schedule 13E - 3 and related materials • Prepare and submit regulatory filings (e.g., HSR) A + 0 - 4 weeks • Clear all required regulatory approvals • Address any SEC comments to the Schedule 13E - 3 (first round of SEC comments expected to up to 30 days after initial filing and up to 14 days following each amended filing) • Set record date for SWAN shareholders meeting • File, print and mail, following completion of SEC review process, final Schedule 13E - 3, Form 6 - K and proxy statement (expected week 8 - 10) A + 5 - 10 weeks • Call and provide notice of SWAN shareholders meeting (not less than 12 days but no more than 60 days prior to meeting) • Dissenters to serve written notice of objection of merger to SWAN (dissenters rights may be sought after receipt of notice but before SWAN shareholders meeting) • Prepare legal and business closing items (funds flow, closing certificates, director resignation letters etc.) • Seek counterparty consents (SWAN customers / suppliers / creditors) A + 11 - 13 weeks • SWAN shareholder meeting to approve the merger • SWAN to provide notice to dissenting shareholders of merger approval • Dissenters to confirm objection to merger within 20 BDs of receipt of notice • Pre - clearance of merger with Cayman Registrar • Closing of the merger • Issue press release and file with SEC Thereafter: • File to delist/deregister SWAN shares from Nasdaq and TASE • Effect cash payments to former SWAN shareholders • Address appraisal rights if dissenting shareholders A + 14 - 15 weeks Key assumptions: • transaction does not require significant interim period actions (pre - closing restructuring or divestitures); • SWAN does not receive a topping bid post - signing; • SEC comments to the Schedule 13E - 3 / proxy statement (if any) are cleared in 3 - 4 weeks from the time we first receive SEC comments; • regulatory approvals are obtained prior to shareholder vote

Advent’s Selected Key Diligence Topics 17 Confidential Key Topics Functional Area Customer cube, revenue breakdown by recurring, re - occurring, and one - time details, organic revenue, new logo wins, cross - sell, churn and major loss details, professional services metrics, other commercial and non - personnel cost details Finance and Commercial 5 - year financial projection model, including revised 2025 budget and FY25 Q1 2025 trading vs. budget Financial Projections Roll - forward of Quality of Earnings, including working capital, net debt, cash flow details, and retention analysis Quality of Earnings Bookings, pipeline, win / loss, salesforce productivity, sales representative historical quota coverage, product pricing framework Sales Booking and Pipeline Historical and pipeline M&A details M&A Product roadmap, product architecture, product development practices and methodology, cybersecurity practices, product version fragmentation, # customers on cloud, customer support metrics Technology & Product Employee census with salary details, employee retention HR Legal, compliance, ESG, IP, customer and commercial contracts Legal Historical insurance details by entity Insurance

Appendix

Confidential

SWAN Top Shareholder Overview *(Top 25 Shareholders)*

Top 25 Shareholders

Shareholder	Holder Shares ('000)	% of Total	Avg. Cost Basis
Formula Systems (1985) Ltd.	24,315	43.5%	$3.07
BlackRock Fund Advisors	1,485	2.7%	26.89
Royce & Associates LP	1,174	2.1%	26.92
Nine Ten Capital Management LLC	1,149	2.1%	32.12
The Vanguard Group, Inc.	1,049	1.9%	21.95
Dimensional Fund Advisors LP	1,025	1.8%	24.57
Topline Capital Management LLC	945	1.7%	30.19
AL DOR RONI	866	1.5%	28.90
T. Rowe Price Associates, Inc. (IM)	805	1.4%	23.33
Acadian Asset Management LLC	739	1.3%	28.44
KSM Mutual Funds Ltd.	715	1.3%	27.66
Wellington Management Co. LLP	703	1.3%	32.17
Renaissance Technologies LLC	682	1.2%	22.68
SSgA Funds Management, Inc.	667	1.2%	26.67
Clal Pension & Provident Funds Ltd.	581	1.0%	19.62
Harris Associates LP	496	0.9%	26.10
Migdal Mutual Funds Ltd.	444	0.8%	30.45
Harel Mutual Funds Ltd.	418	0.7%	32.55
Geode Capital Management LLC	414	0.7%	25.09
Millennium Management LLC	371	0.7%	25.48
Goldman Sachs Asset Management LP	359	0.6%	26.32
Janus Henderson Investors US LLC	342	0.6%	28.33
Menora Mivtachim Insurance Ltd.	322	0.6%	20.69
Vanguard Fiduciary Trust Co.	292	0.5%	27.75
RhumbLine Advisers LP	264	0.5%	26.58
Total Common Shares Outstanding	**55,894**	**72.7%**	**$12.62**

Ownership Statistics

Common Shares O/S (mm)	55.9
Float %	55%
Insider %	45%

Top Insiders

Name	% of Total
Formula Systems (1985) Ltd.	43.5%
Al Dor Roni	1.5%
Total	**45.0%**

Source: Company filings and Factset as of May 30, 2025.
Note: 55,894,474 Common Shares outstanding per management as of April 7, 2025.

William Blair | 19